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EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

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
                                                          Year Ended
                                                         September 30,
                                                       1999         1998
Net income                                          $    8,129  $   75,345
Weighted average number of shares outstanding        5,237,607   5,237,607
                                                    ----------  ----------

Net income per common shares                        $     0.00  $     0.02
                                                    ==========  ==========
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